PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(To Prospectus dated March 15, 2002)                  Registration No. 333-84090



                                 599,999 Shares


                               Biopure Corporation
                              Class A Common Stock
                                  ------------

         We are selling up to 599,999 shares of our Class A Common Stock to institutional investors outside the United States pursuant to this prospectus supplement and the accompanying prospectus. The Class A Common Stock will be sold directly by us to the purchasers at the negotiated price of $7.50 per share. Concurrently with this offering, we are also offering up to 3,066,666 shares of our Class A Common Stock to other investors through placement agents at the same price per share as the price per share in this offering. We are also continuing to offer Class A Common Stock with an aggregate offering price of up to $30,000,000 less the aggregate amount sold in this offering and our concurrent offerings at negotiated prices that may not be the same as the price per share in this offering. Until June 22, 2002, we may not sell Class A Common Stock in that ongoing offering at a price of less than $7.50 per share without the consent of the placement agent for one of our concurrent offerings.

         Our Class A Common Stock is listed on The Nasdaq Stock Market under the symbol "BPUR." The last reported sale price of our common shares on The Nasdaq Stock Market on April 22, 2002 was $7.55 per share.

         The shares offered by this prospectus supplement involve a high degree of risk. See "Risk Factors" beginning on page 3 of the accompanying prospectus and page S-3 of this prospectus supplement for a discussion of factors you should consider before buying the common shares.

                                  ------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                  ------------

         We anticipate that the net proceeds to us after expenses will be approximately $4,455,000, if all of the shares offered hereby are sold. We expect the total offering expenses to be approximately $45,000 for all sales pursuant to this prospectus supplement and the accompanying prospectus. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum amounts set forth above.

         We expect to deliver the shares to purchasers on or about April 23, 2002.

                                  ------------


                                 April 23, 2002

         You should carefully read this prospectus supplement and the prospectus delivered with this prospectus supplement. You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only at the date of this prospectus supplement or the date of the accompanying prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares.

                                  ------------

                                TABLE OF CONTENTS
                              Prospectus Supplement

                                                                            Page
THE OFFERING.................................................................S-2
RISK FACTORS.................................................................S-3
ABOUT THIS PROSPECTUS SUPPLEMENT.............................................S-3
FORWARD-LOOKING STATEMENTS...................................................S-3
USE OF PROCEEDS..............................................................S-4
PRICE RANGE OF COMMON STOCK AND COMMON STOCK DIVIDENDS ......................S-4
DESCRIPTION OF CAPITAL STOCK.................................................S-5
PLAN OF DISTRIBUTION.........................................................S-9
LEGAL MATTERS...............................................................S-10
                                   Prospectus
BIOPURE CORPORATION........................................................... 2
RISK FACTORS.................................................................. 3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION................... 10
WHERE YOU CAN FIND MORE INFORMATION.......................................... 10
USE OF PROCEEDS.............................................................. 12
PLAN OF DISTRIBUTION......................................................... 12
LEGAL MATTERS................................................................ 14
EXPERTS.......................................................................14

                                  THE OFFERING

Shares offered..............................   599,999 shares of Class A Common
                                               Stock

                                               Concurrently with this offering,
                                               we are also offering up to
                                               3,066,666 shares of our Class A
                                               Common Stock to other investors
                                               through placement agents at the
                                               same price per share as the price
                                               per share in this offering. We
                                               refer to these offerings as our
                                               concurrent offerings. This
                                               offering and the concurrent
                                               offerings of our Class A Common
                                               Stock are not contingent upon
                                               each other.

                                               We are also continuing to offer
                                               Class A Common Stock with an
                                               aggregate offering price of up to
                                               $30,000,000 less the aggregate
                                               amount sold in this offering and
                                               our concurrent offerings at
                                               negotiated prices that may not be
                                               the same as the price per share
                                               in this offering. We refer to
                                               this offering as our ongoing
                                               offering. Until June 22, 2002, we
                                               may not sell Class A Common Stock
                                               in the ongoing offering at a
                                               price of less than $7.50 per
                                               share without the consent of the
                                               placement agent for one of our
                                               concurrent offerings.

Shares to be outstanding after this
   offering and the concurrent offerings,
   assuming the sale of 3,666,665 shares....   29,411,121 shares

Use of proceeds.............................   We intend to use the net proceeds
                                               of this offering and the
                                               concurrent and ongoing offerings
                                               of our Class A Common Stock for
                                               general corporate purposes,
                                               including capital expenditures
                                               and to meet working capital
                                               needs. Pending these uses, the
                                               net proceeds will be invested in
                                               investment-grade,
                                               interest-bearing securities.

Nasdaq Stock Market symbol..................   BPUR

         The number of shares of Class A Common Stock shown above to be outstanding after the offering and the concurrent offerings is based on the number of shares outstanding on January 31, 2002, and excludes shares issuable upon exercise of warrants or options. Because there is no minimum offering amount required as a condition to closing in this offering or the concurrent offerings, the actual number of shares that will be sold in this offering and the concurrent offerings, and the actual number of shares of our Class A Common Stock that will be outstanding after this offering and the concurrent offerings, are not presently determinable.

                                  RISK FACTORS

Potential for Dilution

         Concurrently with this offering, we are also offering up to 3,066,666 shares of our Class A Common Stock to other investors through placement agents at the same price per share as the price per share in this offering. We are also continuing to offer Class A Common Stock with an aggregate offering price of up to $30,000,000 less the aggregate amount sold in this offering and our concurrent offerings at negotiated prices that may not be the same as the price per share in this offering. Until June 22, 2002, we may not sell Class A Common Stock in that ongoing offering at a price of less than $7.50 per share without the consent of the placement agent for one of our concurrent offerings. In addition, we intend to continue to offer shares of our Class A Common Stock in order to raise additional capital. We cannot assure you that we will be able to sell shares in our ongoing offering or any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of Class A Common Stock in the ongoing offering or in future transactions is less than the price per share in this offering, investors who purchase Class A Common Stock in this offering will suffer a dilution of their investment. We have agreed with the placement agent for one of our concurrent offerings that we will not sell additional shares of Class A Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Class A Common Stock until May 14, 2002 without the prior consent of that placement agent, except that we can sell shares of Class A Common Stock in this offering, in our concurrent offering and in other limited circumstances.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

         This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In addition, you should review the risks of investing in our common shares discussed in the "Risk Factors" section on page S-3 of this prospectus supplement and beginning on page 3 of the accompanying prospectus prior to making an investment decision. We incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the prospectus without charge by following the instructions under "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

         This prospectus supplement and the accompanying prospectus contain forward-looking statements concerning, among other things, possible applications for marketing approval and other regulatory matters, clinical trials, plans for the development of Hemopure and business strategies. These forward-looking statements may be identifiable by our use of such terms as "intends," "expects," "plans," "estimates," "anticipates," "should" and "believes." These statements reflect only management's current expectations.

         These forward-looking statements involve risks and uncertainties. There can be no assurance that we will be able to commercially develop our oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, Biopure's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations, as well as the other risks and uncertainties described under "Risk Factors" beginning on page 3 of the accompanying prospectus.

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the shares of Class A Common Stock offered hereby, after deducting the estimated expenses of the offering, are estimated to be approximately $4,455,000, assuming we sell the maximum number of shares offered hereby.

         Concurrently with this offering, we are also offering up to 3,066,666 shares of our Class A Common Stock to other investors through placement agents at the same price per share as the price per share in this offering. We refer to these offerings as our concurrent offerings. This offering and the concurrent offerings of our Class A Common Stock are not contingent upon each other.

         We are also continuing to offer Class A Common Stock with an aggregate offering price of up to $30,000,000 less the aggregate amount sold in this offering and our concurrent offerings at negotiated prices that may not be the same as the price per share in this offering. We refer to this offering as our ongoing offering. Until June 22, 2002, we may not sell Class A Common Stock in the ongoing offering at a price of less than $7.50 per share without the consent of the placement agent for one of our concurrent offerings.

         We estimate that the net proceeds to us from this offering and the concurrent and ongoing offerings, after deducting fees and other expenses, will be approximately $28,450,000, assuming we sell all the shares we are offering. Because there is no minimum offering amount required as a condition to closing this offering or the concurrent and ongoing offerings, the actual public offering amount, placement agent fees (where applicable) and net proceeds to us, if any, in this offering and the concurrent and ongoing offerings are not presently determinable and may be substantially less than the maximum or estimated amounts set forth above.

         We intend to use the net proceeds of our sales of Class A Common Stock in this offering and the concurrent and ongoing offerings for general corporate purposes, including capital expenditures and to meet working capital needs. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

             PRICE RANGE OF COMMON STOCK AND COMMON STOCK DIVIDENDS

         Our Class A Common Stock trades on The Nasdaq Stock Market under the symbol "BPUR." The high and low intraday sales prices of our Class A Common Stock as reported by The Nasdaq Stock Market have been as follows:

                                                                High       Low
Fiscal Year Ended October 31, 2000
   First Quarter.........................................     $ 54.90   $  9.00
   Second Quarter........................................       52.00     19.88
   Third Quarter.........................................       29.88     15.56
   Fourth Quarter........................................       25.50     14.63

Fiscal Year Ended October 31, 2001
   First Quarter.........................................       28.25     17.25
   Second Quarter........................................       27.48     10.63
   Third Quarter.........................................       32.70     19.46
   Fourth Quarter........................................       26.50     16.25

Fiscal Year Ending October 31, 2002
   First Quarter.........................................       20.30      8.75
   Second Quarter (through April 22, 2002)...............       13.26      6.14

         The last reported sales price of the Class A Common Stock on The Nasdaq Stock Market on April 22, 2002 was $7.55 per share.

         We have not paid dividends on our Common Stock and do not intend to declare or pay dividends in the foreseeable future.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,179 shares of common stock, consisting of 100,000,000 shares of Class A Common Stock, par value $0.01 per share, 179 shares of Class B Common Stock, par value $1.00 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share. As of January 31, 2002, there were 25,744,456 shares of our Class A Common Stock outstanding,
117.7 shares of our Class B Common Stock outstanding and no shares of our preferred stock outstanding.

         Class A Common Stock

         The holders of our Class A Common Stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our Class A Common Stock are entitled to receive dividends as and when declared by our board of directors.

         Upon any liquidation, dissolution or winding up of Biopure, holders of Class A Common Stock are entitled to ratable distribution, with the holders of the Class B Common Stock, of the assets available for distribution to our stockholders, after payment of the liquidation preferences due to the holders of our convertible preferred stock.

         Holders of Class A Common Stock do not have preemptive rights or cumulative voting rights. Each share of Class A Common Stock sold in this offering will include a related preferred stock purchase right under the Rights Agreement dated as of September 24, 1999 between us and American Stock Transfer & Trust Company, as Rights Agent.

         Transfer Agent and Registrar

         The transfer agent and registrar for the Class A Common Stock is American Stock Transfer & Trust Company. The transfer agent's address is 40 Wall Street, New York, New York 10005 and its telephone number is (212) 936-5100.

         Class B Common Stock

         Except as required by law, the holders of Class B Common Stock have no voting rights and have no right to receive dividends on their Class B Common Stock.

         The shares of Class B Common Stock are convertible into Class A Common Stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion, with a cap of $3.0 billion. The maximum number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock is 1,272,119 and the minimum is 646,667. We will not issue any additional shares of Class B Common Stock.

         In the event of a liquidation, dissolution or winding up of Biopure, holders of Class B Common Stock are entitled to ratable distribution, with the holders of the Class A Common Stock, of the assets available for distribution to our stockholders, after payment of the liquidation preferences due to the holders of our convertible preferred stock.

         Anti-Takeover Effects of Various Provisions of Delaware Law, Our Restated Certificate of Incorporation and By-Laws and a Stockholders Rights Plan

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to various exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent or more of the corporation's voting stock. This statute could prohibit or delay the success of mergers or other takeover or change in control attempts with respect to Biopure and, accordingly, may discourage attempts to acquire us.

         In addition, various provisions of our restated certificate of incorporation and our by-laws, which provisions will be in effect upon the completion of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

         Classified Board of Directors

         Our board of directors is currently divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors are elected each year. These provisions, when coupled with the provision of the by-laws authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

         Dr. C. Everett Koop and Mr. Paul A. Looney are Class I directors, whose terms expire in 2003; Mr. Daniel P. Harrington and Dr. J. Richard Crout are Class II directors, whose terms expire in 2004; and Mr. Carl W. Rausch, Mr. David N. Judelson and Dr. Charles A. Sanders are Class III directors, whose terms expire in 2005.

         Supermajority Voting Requirement for Mergers and Business Combinations

         Our restated certificate of incorporation requires that two-thirds, rather than a majority, of the voting power of our outstanding capital stock approve any merger, consolidation or sale of "all or substantially all" of our assets. This two-thirds vote will be necessary until July 31, 2003, after which a majority of the voting power of Biopure will be able to approve these transactions. By requiring a two-thirds rather than a majority vote, it is more difficult for an outside entity to successfully acquire our company.

         Special Meetings of Stockholders

         The by-laws provide that special meetings of our stockholders can be called only by the chairman of our board of directors or by a majority of our board of directors.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations

         The by-laws provide that stockholders who wish to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing to the secretary of Biopure. To be timely, a stockholder's notice must be delivered at our principal executive offices, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for our previous year's annual meeting of stockholders. However, if no proxy materials were mailed for our previous year's annual meeting of stockholders or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 30 calendar days after the anniversary, notice by the stockholder, to be timely, must be received by us not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. In the case of a special meeting of stockholders, a stockholder's notice, to be timely, must be delivered at our principal executive offices not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which the public announcement of the date of such special meeting is first made. The by-laws also provide specific notice requirements applicable where the number of directors has been increased. The by-laws specify various requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters for a vote before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

         Authorized but Unissued Shares

         The authorized but unissued shares of common stock and preferred stock are available for future issuance without further stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Biopure by means of a proxy contest, tender offer, merger or otherwise.

         The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage, or unless the by-law provision being amended was originally adopted by the board of directors, in which case the amendment requires only the affirmative vote of a majority of the members of the board of directors or unless the certificate of incorporation provides that the board of directors may amend the by-laws, in which case the amendment requires only the affirmative vote of a majority of the members of the board of directors.

         Stockholders Rights Plan

         Our board of directors has adopted a stockholders rights plan which became effective following the completion of our initial public offering. This stockholders rights plan has an anti-takeover effect. The plan is likely to discourage any person or group that wishes to acquire more than 20% of our Class A Common Stock from acquiring this stock prior to obtaining our agreement to redeem the rights. If the rights are not redeemed, the exercise of the preferred stock purchase rights following an acquisition will cause substantial dilution to the acquiring person or group. Further information on our stockholders rights plan is provided below.

         Description of Our Stockholders Rights Plan

         Under our stockholders rights plan, each outstanding share of our common stock trades with an attached preferred share purchase right, which we call a purchase right. Each purchase right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, which we call the Series A Preferred Shares, at a price of $130.00 per one one-thousandth of a Series A Preferred Share, subject to adjustment. The description and terms of the purchase rights are set forth in a Rights Agreement between us and American Stock Transfer & Trust Company, as Rights Agent.

         Until the earlier to occur of (i) 10 days following a public announcement that, or public disclosure of facts indicating that, a person or group of affiliates or associated persons (which we call an "Acquiring Person") has acquired beneficial ownership of 20% or more of our common shares or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an Acquiring Person) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our common shares (the earlier of such dates being called the "Distribution Date"), the purchase rights will be evidenced by such common share certificate with a copy of the Summary of Rights attached to the Rights Agreement as Exhibit C or, with respect to common share certificates issued or transferred after September 24, 1999, a notation incorporating the Rights Agreement by reference.

         The Rights Agreement provides that, until the Distribution Date, the purchase rights will be transferred with and only with the common shares. Until the Distribution Date (or earlier redemption or expiration of the purchase rights), the surrender for transfer of any certificates for common shares, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the purchase rights associated with the common shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the purchase rights will be mailed to holders of record of the common shares as of the close of business on the Distribution Date and such separate purchase right certificates alone will evidence the purchase rights.

         The purchase rights are not exercisable until the Distribution Date. The purchase rights will expire on September 24, 2008, unless that date is extended or unless the purchase rights are earlier redeemed by us, in each case, as described below.

         The purchase price payable, and the number of Series A Preferred Shares or other securities or property issuable, upon exercise of the purchase rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then current market price of the Series A Preferred Shares or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding purchase rights and the number of one one-thousandths of a Series A Preferred Share issuable upon exercise of each purchase right are also subject to adjustment in the event of a stock split of the common shares or a stock dividend on the common shares payable in common shares or subdivisions, consolidations or combinations of the common shares occurring, in any such case, prior to the Distribution Date.

         Series A Preferred Shares purchasable upon exercise of the purchase rights will not be redeemable. Each Series A Preferred Share will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to an aggregate payment of 1,000 times the aggregate payment made per common share. Each Series A Preferred Share will have 1,000 votes, voting together with the common shares. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each Series A Preferred Share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by customary antidilution provisions.

         Because of the nature of the Series A Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Series A Preferred Share purchasable upon exercise of each purchase right should approximate the value of one common share.

         From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, if the purchase rights evidenced by a purchase right certificate are or were at any time on or after the earlier of
(x) the date of such event and (y) the Distribution Date acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), such purchase rights shall become void, and any holder of such purchase rights shall thereafter have no right to exercise such purchase rights.

         In the event that, at any time after a person becomes an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the purchase right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a purchase right, other than purchase rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the purchase right. If we do not have sufficient common shares to satisfy our obligation to issue common shares, or if our board of directors so elects, we will deliver upon payment of the exercise price of a purchase right an amount of cash or securities equivalent in value to the common shares issuable upon exercise of a purchase right or reduce the exercise price; provided that, if we fail to meet such obligation within 30 days following the first occurrence of an event triggering the right to purchase common shares, we must deliver, upon exercise of a purchase right but without requiring payment of the exercise price then in effect, common shares (to the extent available) and cash equal in value to the difference between the value of the common shares otherwise issuable upon the exercise of a purchase right and the exercise price then in effect. Our board of directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional common shares to permit the issuance of common shares upon the exercise in full of the purchase rights.

         At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding common shares, our board of directors may exchange the purchase rights (other than purchase rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share per purchase right (subject to adjustment).

         With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series A Preferred Share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading day prior to the date of exercise.

         At any time prior to the time any person becomes an Acquiring Person, our board of directors may redeem the purchase rights in whole, but not in part, at a redemption price of $0.01 per purchase right. The redemption of the purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the purchase rights, the right to exercise the purchase rights will terminate and the only right of the holders of purchase rights will be to receive the redemption price.

         The terms of the purchase rights may be amended by our board of directors without the consent of the holders of the purchase rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the purchase rights (other than the Acquiring Person and its Affiliates and Associates).

                              PLAN OF DISTRIBUTION

         We are selling the shares of Class A Common Stock offered by this prospectus supplement and the accompanying prospectus directly to institutional investors outside the United States. Each share of common stock sold will include a related preferred stock purchase right under the rights agreement dated as of September 24, 1999 between American Stock Transfer & Trust Company as Rights Agent and us.

         We anticipate that we will arrange for the sale to one or more purchasers of the shares of Class A Common Stock offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. We have not engaged any underwriter, placement agent, broker-dealer or other entity to assist us in arranging the sale of these shares, and no commissions will be paid to any such person in connection with the sale of these shares.

         There is no minimum offering amount required as a condition to closing in this offering.

         Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser's obligation to purchase shares is subject to conditions set forth in the purchase agreement as well, which also may be waived.

         It is expected that the sale of up to 599,999 shares will be completed on April 23, 2002. We estimate the total expenses of this offering, which will be payable by us, will be approximately $45,000.

         Concurrently with this offering, we are also offering up to 3,066,666 shares of our Class A Common Stock to other investors through placement agents at the same price per share as the price per share in this offering. We are also continuing to offer Class A Common Stock with an aggregate offering price of up to $30,000,000 less the aggregate amount sold in this offering and our concurrent offerings at negotiated prices that may not be the same as the price per share in this offering. Until June 22, 2002, we may not sell Class A Common Stock in that ongoing offering at a price of less than $7.50 per share without the consent of the placement agent for one of our concurrent offerings.

                                  LEGAL MATTERS

         The validity of the shares of Class A Common Stock being offered hereby has been passed upon by Jane Kober, General Counsel of Biopure. Ms. Kober owns 3,290 shares of our Class A Common Stock and has options to acquire 187,273 shares.

                                 599,999 Shares
                               Biopure Corporation
                              Class A Common Stock


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                              PROSPECTUS SUPPLEMENT

                                 APRIL 23, 2002


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